Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260568

PROSPECTUS SUPPLEMENT NO. 5

(To the Prospectus dated April 6, 2022)

UP TO 15,660,417 SHARES OF COMMON STOCK

AND

UP TO 89,627,117 SHARES OF COMMON STOCK

UP TO 6,316,667 REDEEMABLE WARRANTS

OFFERED BY THE SELLING SECURITY HOLDERS

OF

ENJOY TECHNOLOGY, INC.

This prospectus supplement supplements the prospectus, dated April 6, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-260568). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 15,660,417 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 6,316,667 shares of Common Stock that are issuable upon the exercise of 6,316,667 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Marquee Raine Acquisition Corp., a Cayman Islands exempted company (“MRAC” and, after the Domestication, “Enjoy Technology, Inc.”) by the holders thereof and (ii) up to 9,343,750 shares of Common Stock that are issuable upon the exercise of 9,343,750 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of MRAC by the holders thereof.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 89,627,117 shares of Common Stock, consisting of (a) up to 8,000,000 PIPE Shares (as defined in the Prospectus), (b) up to 9,343,750 sponsor shares (including 2,201,250 Sponsor Earnout Shares (as defined in the Prospectus)), (c) up to 6,316,667 shares of Common Stock issuable upon the exercise of the Private Placement Warrants, (d) 5,500,906 shares of Common Stock issued pursuant to the Backstop Agreement (as defined in the Prospectus), (e) 450,000 shares of Common Stock issued pursuant to the Equity Fee Agreement (as defined in the Prospectus) and (f) up to 60,015,794 shares of Common Stock pursuant to the Registration Rights Agreement (as defined in the Prospectus), and (ii) up to 6,316,667 Private Placement Warrants.

The Common Stock and Warrants are listed on the Nasdaq Capital Market (the “Nasdaq”), under the ticker symbol “ENJY” for the Common Stock and “ENJYW” for the Warrants. Prior to the Domestication, MRAC’s Class A ordinary shares, par value $0.0001 per share (the “MRAC Class A ordinary shares”) and warrants to purchase MRAC Class A ordinary shares (the “MRAC Warrants”) traded under the ticker symbols “MRAC”, and “MRACW”, respectively, on Nasdaq. On May 13, 2022, the closing sale price of our Common Stock as reported by Nasdaq was $0.73 per share and the closing price of our Warrants was $0.11 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in shares of our Common Stock or Warrants involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or the Prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 16, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 11, 2022

Enjoy Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39800	98-1566891
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3240 Hillview Ave Palo Alto, California	94304
(Address of principal executive offices)	(Zip Code)

(888) 463-6569

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	ENJY	The Nasdaq Stock Market LLC
Warrants to purchase common stock	ENJYW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 11, 2022, Enjoy Technology, Inc. (“Enjoy” or the “Company”) issued and sold a secured promissory note in an aggregate principal amount of $10,000,000 (the “Note”) to Ron Johnson, chair of the Company’s board of directors, Chief Executive Officer, and a beneficial owner of greater than 5% of the Company’s common stock (the “Holder”). The Note has a scheduled maturity date of November 11, 2022 and will be repayable upon written demand of the Holder at any time on or after such date. The Note bears interest at a rate of 10% per annum, compounding quarterly and payable at maturity. The Company may prepay the Note at any time without premium or penalty. The Note contains customary representations and warranties and events of default, including certain “change of control” events involving the Company. The Note is secured by substantially all of the assets of the Company. The Note does not restrict the incurrence of future indebtedness by the Company, and shall become subordinated in right of payment and lien priority upon the request of any future senior lender. The Company expects to use the proceeds of the Note to fund general corporate and immediate working capital requirements.

The foregoing description of the terms of the Note does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Note, a copy of which is filed as exhibit 10.1 and is incorporated by reference.

Item 2.02	Results of Operations and Financial Condition.

On May 16, 2022, Enjoy issued a press release announcing its financial results for the quarter ended March 31, 2022 and announcing that it has initiated a review of strategic alternatives. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

The information contained herein and the accompanying Exhibit 99.1 are furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended, nor shall it be deemed incorporated by reference in any filing with the Securities and Exchange Commission made by Enjoy, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Secured Promissory Note, dated as of May 11, 2022, by and among Enjoy Technology, Inc. and Ron Johnson.

99.1	Press Release dated May 16, 2022.

104	Cover Page Interactive Data File, formatted in Inline XBRL (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENJOY TECHNOLOGY, INC.

Dated: May 16, 2022

	By:	/s/ Ron Johnson
Ron Johnson
Chief Executive Officer

Exhibit 10.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY MAY BECOME SUBORDINATED IN RIGHT OF PAYMENT TO SENIOR INDEBTEDNESS (AS DEFINED BELOW) TO THE EXTENT SET FORTH IN AN INTERCREDITOR AGREEMENT (AS DEFINED BELOW); AND THE HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO EXECUTE AND BE BOUND BY THE PROVISIONS OF ANY SUCH INTERCREDITOR AGREEMENT.

SECURED PROMISSORY NOTE

Date of Note:	May 11, 2022

Principal Amount of Note:	$10,000,000.00

For value received, Enjoy Technology, Inc., a Delaware corporation (the “Borrower”), promises to pay to the undersigned holder or such party’s assigns (the “Holder”) the principal amount set forth above with interest on the outstanding principal amount at a rate equal to 10% per annum. Interest shall commence with and include the date hereof and shall continue on the outstanding principal amount until paid in full (or in part pursuant to Section 1(b)). Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed and shall compound quarterly. Subject to any Intercreditor Agreement, all interest and principal, unless previously prepaid, shall be due and payable upon written demand by Holder following the six-month anniversary of the date of this Note.

This secured promissory note (this “Note”) is referred to in and is executed and delivered in connection with that certain Security Agreement dated as of May 11, 2022 and executed by the Borrower in favor of the Secured Parties set forth therein (as the same may from time to time be amended, modified or supplemented or restated, the “Security Agreement”). Additional rights and obligations of the Holder are set forth in the Security Agreement. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Security Agreement.

1. BASIC TERMS.

(a) Payments. All payments of interest and principal on this Note shall be in lawful money of the United States of America and shall be made to the Holder or, if applicable, to the Holder’s permitted assigns. All payments shall be applied first to accrued interest, and thereafter to principal.

(b) Prepayment. The Borrower may prepay this Note in whole or in part at any time without the consent of the Holder, together with all accrued but unpaid interest and the other amounts due hereunder in respect of the amount prepaid, without premium or penalty.

2. REPRESENTATIONS AND WARRANTIES.

(a) Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Holder as of the date this Note was issued as follows:

(i) Organization, Good Standing and Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Borrower has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Borrower is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Borrower or its business (a “Material Adverse Effect”).

(ii) Corporate Power. The Borrower has all requisite corporate power to issue this Note and to carry out and perform its obligations under this Note. The Borrower’s board of directors has approved the issuance of this Note based upon a reasonable belief that the issuance of this Note is appropriate for the Borrower after reasonable inquiry concerning the Borrower’s financing objectives and financial situation.

(iii) Authorization. All corporate action on the part of the Borrower necessary for the issuance and delivery of this Note has been taken. This Note constitutes a valid and binding obligation of the Borrower enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

(iv) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority required on the part of the Borrower in connection with issuance of this Note has been obtained.

(v) Compliance with Laws. To its knowledge, the Borrower is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation of which would have a Material Adverse Effect.

(vi) Compliance with Other Instruments. The Borrower is not in violation or default of any term of its certificate of incorporation or bylaws, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violation(s) that would not have a Material Adverse Effect. The execution, delivery and performance of this Note will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Borrower or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Borrower, its business or operations or any of its assets or properties.

(vii) No “Bad Actor” Disqualification. The Borrower has exercised reasonable care to determine whether any Borrower Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Act (“Disqualification Events”). To the Borrower’s knowledge, no Borrower Covered Person is subject to a Disqualification Event. The Borrower has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Act. For purposes of this Note, “Borrower Covered Persons” are those persons specified in Rule 506(d)(1) under the Act; provided, however, that Borrower Covered Persons do not include (a) the Holder, or (b) any person or entity that is deemed to be an affiliated issuer of the Borrower solely as a result of the relationship between the Borrower and the Holder.

2.

(viii) Offering. Assuming the accuracy of the representations and warranties of the Holder contained in subsection (b) below, the offer, issue and sale of this Note are and will be exempt from the registration and prospectus delivery requirements of the Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

(ix) Use of Proceeds. The Borrower shall use the proceeds of this Note solely for the operations of its business, and not for any personal, family or household purpose.

(b) Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Borrower as of the date hereof as follows:

(i) Purchase for Own Account. The Holder is acquiring this Note solely for the Holder’s own account and beneficial interest for investment and not for sale or with a view to distribution of this Note or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

(ii) Information and Sophistication. Without lessening or obviating the representations and warranties of the Borrower set forth in subsection (a) above, the Holder hereby: (A) acknowledges that the Holder has received all the information the Holder has requested from the Borrower and the Holder considers necessary or appropriate for deciding whether to acquire this Note, (B) represents that the Holder has had an opportunity to ask questions and receive answers from the Borrower regarding the terms and conditions of the offering of this Note and to obtain any additional information necessary to verify the accuracy of the information given the Holder and (C) further represents that the Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risk of this investment.

(iii) Ability to Bear Economic Risk. The Holder acknowledges that investment in this Note involves a high degree of risk, and represents that the Holder is able, without materially impairing the Holder’s financial condition, to hold this Note for an indefinite period of time and to suffer a complete loss of the Holder’s investment.

(iv) Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of this Note unless and until:

(1) there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(2) the Holder shall have notified the Borrower of the proposed disposition and furnished the Borrower with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Borrower, the Holder shall have furnished the Borrower with an opinion of counsel, reasonably satisfactory to the Borrower, that such disposition will not require registration under the Act or any applicable state securities laws; provided that no such opinion shall be required for dispositions in compliance with Rule 144 under the Act, except in unusual circumstances.

3.

Notwithstanding the provisions of paragraphs (1) and (2) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Holder to any other entity who, directly or indirectly, controls, is controlled by, or is under common control with the Holder, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were the Holder hereunder.

(v) Accredited Investor Status. The Holder is an “accredited investor” as such term is defined in Rule 501 under the Act.

(vi) No “Bad Actor” Disqualification. The Holder represents and warrants that neither (A) the Holder nor (B) any entity that controls the Holder or is under the control of, or under common control with, the Holder, is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Act and disclosed in writing in reasonable detail to the Borrower. The Holder represents that the Holder has exercised reasonable care to determine the accuracy of the representation made by the Holder in this paragraph, and agrees to notify the Borrower if the Holder becomes aware of any fact that makes the representation given by the Holder hereunder inaccurate.

(vii) Foreign Investors. If the Holder is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)), the Holder hereby represents that he, she or it has satisfied itself as to the full observance of the laws of the Holder’s jurisdiction in connection with any invitation to subscribe for this Note or any use of this Note, including (A) the legal requirements within the Holder’s jurisdiction for the purchase of this Note, (B) any foreign exchange restrictions applicable to such purchase, (C) any governmental or other consents that may need to be obtained, and (D) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of this Note. The Holder’s subscription, payment for and continued beneficial ownership of this Note will not violate any applicable securities or other laws of the Holder’s jurisdiction.

(VIII) Forward-Looking Statements. With respect to any forecasts, projections of results and other forward-looking statements and information provided to the Holder, the Holder acknowledges that such statements were prepared based upon assumptions deemed reasonable by the Borrower at the time of preparation. There is no assurance that such statements will prove accurate, and the Borrower has no obligation to update such statements.

3. EVENTS OF DEFAULT.

If there shall be any Event of Default (as defined below) hereunder, subject to the terms of the Intercreditor Agreement, at the option and upon the declaration of the Holder and upon written notice to the Borrower (which election and notice shall not be required in the case of an Event of Default under subsection (ii) or (iii) below), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(i) the Borrower fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any unpaid accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(ii) the Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

4.

(iii) an involuntary petition is filed against the Borrower (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Borrower);

(iv) an “Event of Default” (as defined in the Security Agreement);

(v) an “event of default” (as defined under any Senior Indebtedness) shall have occurred and be continuing and the holders of such Senior Indebtedness shall have accelerated such Indebtedness (and such acceleration shall not have been rescinded); or

(vi) the occurrence of a transaction in which (a) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than the Holder or its affiliates, becomes the “beneficial owner” (as defined in Rule 13(d) under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of managers of Borrower, who did not have such power before such transaction or (b) the sale of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole) to any “person” (as defined in Rule 13(d) under the Securities Exchange Act of 1934) other than the Holder or its affiliates.

4. MISCELLANEOUS PROVISIONS.

(a) Waivers. The Borrower hereby waives demand, notice, presentment, protest and notice of dishonor.

(b) Further Assurances. The Holder agrees and covenants that at any time and from time to time the Holder will promptly execute and deliver to the Borrower such further instruments and documents and take such further action as the Borrower may reasonably require in order to carry out the full intent and purpose of this Note and to comply with state or federal securities laws or other regulatory approvals.

(c) Transfers of Note. This Note may be transferred only upon its surrender to the Borrower for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form reasonably satisfactory to the Borrower. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal as well as any fees provided herein shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Borrower’s obligation to pay such interest and principal. Notwithstanding the foregoing, the Holder may not assign this Note, whether by operation of law or otherwise, or any rights or duties hereunder without the prior written consent of the Borrower, and any prohibited assignment will be void and of no force or effect; provided that the Holder may assign its right, title and interest in this Note to any person that is controlled by, controls or is under common control with the Holder.

(d) Amendment and Waiver. Any term of this Note may be amended or waived with the written consent of the Borrower and the Holder. Upon the effectuation of such waiver or amendment with the consent of the Holder in conformance with this paragraph, such amendment or waiver shall be effective as to, and binding against any future holder of this Note.

5.

(e) Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware. In any action among or between any of the parties arising out of or relating to this Note, including any action seeking equitable relief, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Delaware. Each party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Note, the transactions contemplated hereby and thereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof and thereof.

(f) Binding Agreement. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

(g) Counterparts; Manner of Delivery. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(h) Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(i) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier (or two days after deposit with a recognized international overnight courier with respect to international delivery), specifying next day delivery, with written verification of receipt. All communications to a party shall be sent to the party’s address set forth on the signature page hereto or at such other address(es) as such party may designate by 10 days’ advance written notice to the other party hereto.

(j) Expenses. The Borrower and the Holder shall each bear its respective expenses and legal fees incurred with respect to the negotiation, execution and delivery of this Note and the transactions contemplated herein.

(k) Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or default of the Borrower under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Holder of any breach or default under this Note, or any waiver by the Holder of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative. This Note shall be void and of no force or effect in the event that the Holder fails to remit the full principal amount to the Borrower within five calendar days of the date of this Note.

6.

(l) Entire Agreement. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

(m) Security Interest. The full amount of this Note is secured by the Collateral identified and described as security therefor in the Security Agreement executed by and delivered by the Borrower to the Holder.

(n) Subordination.

(i) As of the date hereof, the indebtedness evidenced by this Note is not subordinated. From and after the date hereof, the indebtedness evidenced by this Note shall be expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of any Senior Indebtedness. “Senior Indebtedness” shall mean, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of, unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with (a) indebtedness of the Borrower to banks or commercial finance or other lending institutions regularly engaged in the business of lending money (including venture capital, investment banking or similar institutions and their affiliates which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), whether or not secured, and (b) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

(ii) By acceptance of this Note, the Holder agrees to execute and deliver a customary subordination or intercreditor agreement (the “Intercreditor Agreement”) reasonably requested from time to time by the holders of Senior Indebtedness and, as a condition to the Holder’s rights hereunder, the Borrower may require that the Holder execute such Intercreditor Agreement.

[Signature pages follow]

7.

The parties have executed this SECURED PROMISSORY NOTE as of the date first noted above.

BORROWER:

ENJOY TECHNOLOGY, INC.

By:	/s/ Jonathan Mariner
Name:	Jonathan Mariner
Title:	Chief Administrative Officer

E-mail:	[***]

Address:	Enjoy Technology, Inc. 3240 Hillview Avenue Palo Alto, CA 94304

The parties have executed this SECURED PROMISSORY NOTE as of the date first noted above.

HOLDER: RON JOHNSON

/s/ Ron Johnson

E-mail:	[***]

Address:	c/o Enjoy Technology, Inc.
3240 Hillview Avenue
Palo Alto, CA 94304

Exhibit 99.1

Enjoy Technology Announces First Quarter 2022 Financial Results, Secures Interim Financing and Initiates Review of Strategic Alternatives

Advisors Retained to Assist in Strategic Review Process

Interim Financing of $10 Million Secured

PALO ALTO, Calif. – May 16, 2022 – Enjoy Technology, Inc. (“Enjoy” or the “Company”) (NASDAQ: ENJY, ENJYW), a technology-powered service platform reinventing Commerce at Home, today announced the Company’s financial results for the quarter ended March 31, 2022. The Company additionally reported that it had secured interim financing, that its Board of Directors (“the Board”) has initiated a review of strategic alternatives for the Company and that the Company is currently engaged in confidential discussions with potential partners.

First Quarter 2022 Results

•	Q1 2022 revenue of $24.0 million

•	Average mobile store count of 778 in North America and Europe in Q1 2022

•	Q1 2022 mobile store loss of $10.8 million

•	Q1 2022 net loss of $55.2 million and adjusted EBITDA of $(51.5) million

•	Ending cash and cash equivalents balance of $37.3 million as of March 31, 2022

•	Net cash used in operating activities during Q1 2022 was $47.8 million

Strategic Review and Interim Financing Update

The Company announced today that its Board of Directors has initiated a review of strategic alternatives, including a potential sale, merger or other strategic transaction, and of the Company’s financing strategy. As previously disclosed in its Form 10-K for the year ended December 31, 2021, the Company has experienced recurring losses from operations and negative cash flows which require that it engage in additional capital raising activities. As previously discussed on its earnings call for the fourth quarter and full year ended December 31, 2021, the Company has been exploring a variety of capital raising options including partner funding, debt financing and equity solutions. The Company has secured interim financing of $10 million from a related party to help fund its operations as it pursues strategic alternatives. The Company’s estimated cash and cash equivalents, which includes the $10 million of related party financing and $6.1 million of customer prepayments against second quarter sales, was $36.1 million as of May 12, 2022. The Company is in discussions with multiple financing sources to attempt to secure additional interim financing that is needed to fund its operations and other liquidity needs. In the absence of additional sources of liquidity, management anticipates that existing cash resources will not be sufficient to meet operating and liquidity needs beyond early June, 2022. There can be no assurances the Company will obtain additional capital in amounts sufficient to fund operations and other liquidity needs. For further details regarding the Company’s review of strategic alternatives, financing strategy, liquidity needs and the risks related thereto, please refer to Enjoy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed today at www.sec.gov. For further details regarding the terms of the $10 million interim financing, please refer to Enjoy’s Current Report on Form 8-K filed today at www.sec.gov.

The Company has retained Centerview Partners as its financial advisor to assist with the strategic review and has also engaged global consulting firm AlixPartners to advise on the Company’s finances during this review period. Enjoy is in the early stages of its strategic review and has not set a timetable for completion of the review process. The Company does not intend to disclose or comment on interim developments except to the extent required by law. There can be no assurance that the process will result in any transaction or strategic change at this time.

“We have commenced the strategic evaluation process to ensure we are exploring all potential paths that we hope will maximize the value of the Company for our stakeholders,” said Ron Johnson, CEO of Enjoy. “I’m very proud of our team’s continued hard work serving our customers during this challenging time.”

First Quarter Consolidated Summary of Key Performance Metrics (Unaudited)

(Dollars in thousands except Daily Mobile Stores amounts)	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021	Change
Total Revenue	$24,024	$19,346	24.2%
North America	$20,764	$15,515	33.8%
Europe	$3,260	$3,831	(14.9)%
Daily Mobile Stores	778	579	34.4%
North America	649	427	52.0%
Europe	129	152	(15.1)%
Daily Revenue Per Mobile Store*	$343	$371	(7.5)%
North America	$355	$404	(12.1)%
Europe	$281	$280	0.4%
Mobile Store Profit/(Loss)	$(10,786)	$(4,822)	(123.7)%
Mobile Store Margin	(44.9)%	(24.9)%	(20.0	) pp
Net Income/(Loss)	$(55,245)	$(39,466)	(40.0)%
Adjusted EBITDA	$(51,522)	$(34,076)	(51.2)%

Daily Mobile Store Count Summary (Unaudited)

	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022
Quarterly Average	579	588	592	770	778
North America	427	438	466	650	649
Europe	152	150	126	120	129
Last Month of the Quarter Average	590	595	603	859	798
North America	438	453	477	732	666
Europe	152	142	126	127	132

About Enjoy Technology

Enjoy Technology, Inc. (Nasdaq: ENJY, ENJYW) is a technology-powered platform reinventing “Commerce at Home” to bring the best of the store directly to the customer. Enjoy has formed multi-year commercial relationships with some of the world’s leading consumer brands to bring the products, services and subscriptions their customers love through the door directly in the comfort and convenience of their homes. Co-founded by former Apple executive Ron Johnson, Enjoy has pioneered a new retail experience that can do everything a traditional retail experience offers, but better, through its mobile stores. Enjoy currently operates in the United States, Canada and the United Kingdom. Headquartered in Palo Alto, CA, Enjoy is leading the reinvention of “Commerce at Home.” To learn more about Enjoy, please visit: www.enjoy.com.

Conference Call

As a result of today’s announcement, the Company has decided to not host a conference call in connection with this earnings release.

Key Performance Metrics

Management regularly reviews several metrics, including the following key metrics as noted in the table above, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. The reasons we believe these key performance metrics are useful to investors are provided below.

Daily Mobile Stores: Daily Mobile Stores represent the number of Mobile Stores we operate on a given day. This is calculated by dividing the total number of visit-serving Expert shifts in a given reporting period by the number of calendar days in that period. A visit-serving Expert shift is defined as an Expert that is scheduled to serve consumers on a given day. We believe this is the primary measure of scale and growth of our retail footprint.

Daily Revenue Per Mobile Store: Daily Revenue Per Mobile Store is defined as the average daily revenue generated per Daily Mobile Store. This metric is calculated by dividing the revenue generated in a given reporting period by the product of Daily Mobile Stores and the number of days in that given reporting period. We believe growth in Daily Revenue Per Mobile Store is a key driver for increasing the Company’s profitability.

Mobile Store Loss and Mobile Store Margin: Mobile Store Loss is a measure prepared in accordance with GAAP and is defined as revenue less cost of revenue. Mobile Store Margin is Mobile Store Loss as a percentage of revenue. We view this metric as an important measure of business performance as it captures Mobile Store profitability and provides comparability across reporting periods.

Non-GAAP Financial Measures

This release contains information, such as Adjusted EBITDA, which has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for or superior to GAAP results. Enjoy’s management believes that Adjusted EBITDA provides relevant and useful information to management and investors to assess its performance to that of prior periods for trend analyses and for budgeting and planning purposes. Adjusted EBITDA is a supplemental measure of Enjoy’s performance that is neither required by nor presented in accordance with GAAP. This measure is limited in its usefulness and should not be considered a substitute for GAAP metrics such as loss from operations, net loss, or any other performance measures derived in accordance with GAAP and may not be comparable to similar measures used by other companies. Adjusted EBITDA is defined as net loss, adjusted for interest expense, provision for income taxes, depreciation and amortization, stock-based compensation, loss on convertible loans, one time transaction-related costs, interest income and other income, net. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by Enjoy’s management about which expense and income are excluded or included in determining this non-GAAP financial measure. In order to compensate for these limitations, Enjoy’s management presents non-GAAP financial measures in connection with GAAP results. For more information regarding the non-GAAP financial measures discussed in this release, please see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. These statements include, but are not limited to, statements regarding Enjoy’s plans for, and timing of, the review of strategic alternatives and any additional financing opportunities, including potentially obtaining additional interim financing which Enjoy believes will be needed to fund operations and other liquidity needs by early June 2022, and the potential need to file a voluntary petition for relief under the United States Bankruptcy Code in order to implement a restructuring plan or liquidation. All statements other than statements of historical fact contained in this release, including statements regarding Enjoy’s future operating results and financial position, business strategy and plans, objectives of management for future operations are forward-looking statements. These statements are based on Enjoy’s current expectations, assumptions, estimates and projections. In some cases, you can identify forward-looking statements by terms such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative of these terms or other similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including without limitation, risks that our review of strategic alternatives and plans to improve our liquidity and financial position in response to the substantial doubt about our ability to continue as a going concern will not result in a transaction satisfactory to holders of our common stock or any change at all; risks related to our ability to obtain additional financing or capital in amounts sufficient, or on favorable terms, to fund our operations; risks that any future capital raising activities may be limited and may lead to potential dilution to our stockholders; risk that we will not be able to continue as a going concern and holders of our common stock could suffer a total loss of their investment; risks that our pursuit of the additional capital and strategic alternatives will consume a substantial portion of the time and attention of our management and require additional capital resources and may be disruptive to our business; risks related to Enjoy potentially seeking protection under the United States Bankruptcy Code; our history of net losses and our ability to achieve profitability in the future; risks related to the impact of the COVID 19 pandemic on our business, and other factors described in Enjoy’s Annual Report on Form 10-K for the year ended December 31, 2021 and Enjoy’ other filings with the SEC. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time, and it is not possible for Enjoy to predict those events or how they may affect Enjoy. If a change to the events and circumstances reflected in Enjoy’s forward-looking statements occurs, Enjoy’s business, financial condition and operating results may vary materially from those expressed in Enjoy’s forward-looking statements. Except as required by applicable law, Enjoy does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events or otherwise.

Enjoy Technology, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue	$24,024	$19,346
Operating expenses:
Cost of revenue	34,810	24,168
Operations and technology	27,332	19,233
General and administrative	19,680	12,098

Total operating expenses	81,822	55,499

Loss from operations	(57,798)	(36,153)
Loss on convertible loans	—	(1,865)
Interest expense	(38)	(1,407)
Interest income	2	2
Other income, net	2,623	134

Loss before provision for income taxes	(55,211)	(39,289)
Provision for income taxes	34	177

Net loss	$(55,245)	$(39,466)

Other comprehensive loss, net of tax
Cumulative translation adjustment	(202)	(4)

Total comprehensive loss	$(55,447)	$(39,470)

Net loss per share, basic and diluted	$(0.46)	$(1.81)

Weighted average shares used in computing net loss per share, basic and diluted	119,795,897	21,757,502

Enjoy Technology, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$37,277	$85,836
Restricted cash	1,710	1,710
Accounts receivable, net	5,355	9,977
Prepaid expenses and other current assets	3,251	4,159

Total current assets	47,593	101,682
Property and equipment, net	16,372	15,945
Operating lease right-of-use assets	40,144	—
Intangible assets, net	842	867
Other assets	6,660	6,631

Total assets	$111,611	$125,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,961	$6,102
Accrued expenses and other current liabilities	16,420	20,110
Operating lease liabilities, current	14,467	—

Total current liabilities	36,848	26,212
Operating lease liabilities, non-current	29,193	—
Derivative warrant liabilities	3,915	6,577

Total liabilities	69,956	32,789

STOCKHOLDERS’ EQUITY
Common stock	12	12
Additional paid-in capital	738,908	734,142
Accumulated other comprehensive income	522	724
Accumulated deficit	(697,787)	(642,542)

Total stockholders’ equity	41,655	92,336

Total liabilities and stockholders’ equity	$111,611	$125,125

Enjoy Technology, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(55,245)	$(39,466)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,155	916
Stock-based compensation	5,121	878
Loss on asset disposal	13	—
Accretion of debt discount	—	289
Non-cash operating lease expense	4,227	—
Revaluation of warrants	(2,662)	(26)
Foreign currency transaction (gain) loss	38	(79)
Revaluation of convertible debt	—	1,865
Changes in operating assets and liabilities:
Accounts receivable	4,560	(239)
Prepaid expenses and other current assets	743	534
Other assets	(207)	(161)
Operating lease liabilities	(4,300)	—
Accounts payable	(513)	(267)
Accrued expenses and other current liabilities	(690)	488

Net cash used in operating activities	(47,760)	(35,268)

Cash flows from investing activities:
Purchases of property and equipment	(437)	(537)

Net cash used in investing activities	(437)	(537)

Cash flows from financing activities:
Proceeds from convertible loan	—	200
Proceeds from issuance of redeemable convertible preferred stock	—	15,000
Proceeds from issuance of common stock	118	423
Payment of deferred financing costs	—	(695)
Tax-related withholding of common stock	(473)	—

Net cash (used in) provided by financing activities	(355)	14,928

Effect of exchange rate on cash, cash equivalents and restricted cash	(7)	(26)

Net decrease in cash, cash equivalents and restricted cash	(48,559)	(20,903)
Cash, cash equivalents and restricted cash, beginning of period	87,546	63,946

Cash, cash equivalents and restricted cash, end of period	$38,987	$43,043

Supplemental disclosure of cash flow information:
Cash paid for interest	$38	$1,083
Supplemental disclosure of non-cash operating and financing activities:
Property and equipment, net included in accounts payable	$501	$91
Property and equipment, net included in accrued expenses and other current liabilities	$658	$—
Operating lease ROU assets obtained in exchange for lease obligations	$937	$—
Non-cash interest	$—	$325
Gain on extinguishment of convertible loan	$—	$36,782
Deferred transaction costs included in accounts payable	$—	$1,291
Deferred transaction costs included in accrued expenses and other current liabilities	$—	$1,030

Enjoy Technology, Inc.

Reconciliation of GAAP To Non-GAAP Financial Measures

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Net loss	$(55,245)	$(39,466)
Add back:
Interest expense	38	1,407
Provision for income taxes	34	177
Depreciation and amortization	1,155	916
Stock-based compensation	5,121	878
Loss on convertible loans	—	1,865
One time transaction-related costs	—	283
Deduct:
Interest income	(2)	(2)
Other income, net	(2,623)	(134)

Adjusted EBITDA	$(51,522)	$(34,076)